Exhibit 23.1

Consent of Independent Certified Public Accountants

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 16, 2007 relating to the financial statements of Jagged Peak, Inc. and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

April 10, 2007